SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2006

WITNESS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29335	23-2518693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Colonial Center Parkway

Roswell, GA 30076

(Address of principal executive offices)

(770) 754-1900

(Registrant’s telephone number, including area code)

ITEM 7.01. REGULATION FD DISCLOSURE

On March 16, 2006, certain executives of Witness Systems, Inc. (the “Company”) entered into sales plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, under which they may sell shares of the Company’s Common Stock.  Under Rule 10b5-1, corporate insiders may adopt a prearranged plan or contract for the sale of Company securities under specified conditions.

                David B. Gould, Chief Executive Officer and Chairman of the Company, entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, under which he authorized Goldman, Sachs & Co. to sell on his behalf up to a total of 260,000 shares of the Company’s Common Stock subject to a minimum price.  No sales will be made before March 30, 2006 or after March 23, 2007.  Under this plan, Goldman, Sachs & Co. may sell 5,000 shares of stock each week as outlined in his sales plan when the market price exceeds the minimum price specified in the plan.  The sales plan will expire on March 23, 2007, unless earlier terminated in accordance with its terms.

                Nicholas S. Discombe, Chief Operating Officer of the Company, entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, under which he authorized Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell on his behalf up to a total of 253,288 shares of the Company’s Common Stock subject to a minimum price.  No sales will be made prior to May 3, 2006 and the sales plan will expire on February 6, 2007, unless earlier terminated in accordance with its terms.

                Six other executives of the Company entered into sales plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The sales plans in the aggregate contemplate the sale of up to 472,807 shares of the Company’s Common Stock subject to minimum price restrictions as specified in the respective plans. The plans vary in length from 6 months to a year and no sales will be made before March 23, 2006.

Except as may be required by law, the Company does not undertake to report future plans by officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under such plans.  While the Company has previously reported prior sales plans entered into by Mr. Gould and Mr. Discombe through Form 8-K, investors should look to Form 4 filings for complete disclosure of Company executive trading activity in the future, including Mr. Gould and Mr. Discombe.   The Company will no longer disclose such sales plans though Form 8-K filings.

                Information in this Current Report on Form 8-K is furnished pursuant to Item 7.01 and such information shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 20, 2006	WITNESS SYSTEMS, INC.

	BY:	/s/ William F. Evans
WILLIAM F. EVANS

CHIEF FINANCIAL OFFICER